Exhibit 99.2

R8 billion* of value was created following the announcement of the
IAMGold transaction and before the launch of Harmony’s hostile bid -
a bid which has subsequently destroyed R12,7 billion of value for shareholders**

International growth is not simply a matter of buying assets overseas
(as Harmony found out at the expense of its shareholders)

International growth requires access to capital markets,
geographic spread, the right mix of assets and a qualified team with a successful international track record and vision

•	GOLD FIELDS HAS THE ASSETS
•	GOLD FIELDS HAS THE TEAM
•	GOLD FIELDS HAS THE VISION

GOLD FIELDS INTERNATIONAL PROVIDES THE PLATFORM

VOTE YES FOR
GOLD FIELDS INTERNATIONAL
A GLOBAL GROWTH VEHICLE
FIRMLY IN SOUTH AFRICAN HANDS

*	Represents closing share prices of IAMGold from 11 August 2004 to 14 August 2004

**	From 15 October 2004 to 30 November 2004, an aggregate of R12,7 billion has been lost from the combined market capitalisations of Gold Fields and Harmony

For more information: www.goldfields.co.za

In the United States, Gold Fields Limited (“Gold Fields”) will file a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website. The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other. This document contains forward-looking statements with respect to Gold Fields’ financial condition, results of operations, business strategies, operating efficiencies, competitive position, growth opportunities for existing services, plans and objectives of management, markets for stock and other matters. These forward-looking statements are subject to a number of risks and uncertainties and the events discussed herein may not occur.